SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is dated as of October 16, 2009, by and between China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), and the subscribers identified on the signature pages hereto (each a “Subscriber” and collectively, the “Subscribers”).

RECITALS:

WHEREAS, the Company and each Subscriber are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6), Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, Hunter Wise Securities, LLC is acting as exclusive placement agent (“Placement Agent”), on a “best efforts” basis, in a private offering (the “Offering”) in which the Company desires to offer and sell shares (the “Purchased Shares”) of its common stock, no par value (the “Common Stock”), at a price of $3.90 per share (the “Share Purchase Price”) for aggregate gross proceeds of up to $10,000,000 (the “Purchase Price”).

WHEREAS, the Company desires to enter into this Agreement to issue and sell the Purchased Shares and the Subscriber desires to purchase that number of Purchased Shares set forth on the signature page hereto on the terms and conditions set forth herein.

WHEREAS, the aggregate proceeds of the Offering shall be held in escrow pursuant to the terms of a Funds Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscriber hereby agree as follows:

1.           Purchase and Sale of Purchased Shares. Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date (as defined below), each Subscriber shall purchase and the Company shall sell to each Subscriber the Purchased Shares for the portion of the Purchase Price designated on the signature pages hereto.

2.           Closing.  The issuance and sale of the Purchased Shares shall occur on the closing date (the “Closing Date”), which shall be the date that Subscriber funds representing the net amount due to the Company from the Purchase Price of the Offering is transmitted by wire transfer or otherwise to or for the benefit of the Company. The consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, 2nd Floor, Manalapan, New Jersey 07726 at 2:00 p.m., New York time on such date as the Subscribers and the Company may agree upon; provided, that all of the conditions set forth in Section 12 hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith. The Subscribers and the Company acknowledge and agree that the Company may consummate the sale of additional Purchased Shares to the Subscribers or other subscribers, on the terms set forth in this Agreement and the other Transaction Documents as defined herein, at more than one closing (each and any closing is referred to herein as a “Closing”), all of which closings shall occur not later than October 31, 2009.

3.           Subscriber Representations, Warranties and Covenants.  Each Subscriber hereby represents and warrants to and agrees with the Company that:

(a)           Organization and Standing of the Subscriber.   If such Subscriber is an entity, such Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)           Authorization and Power.   Such Subscriber has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents (as defined in Section 4(c)) and to purchase the Purchased Shares being sold to it hereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Subscriber or its Board of Directors, stockholders, partners, members, as the case may be, is required.  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by such Subscriber and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Subscriber enforceable against such Subscriber in accordance with the terms thereof.

(c)           No Conflicts.   The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by such Subscriber of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Subscriber).  Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents or to purchase the Purchased Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Acquisition for Investment. The Subscriber is acquiring the Purchased Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  The Subscriber does not have a present intention to sell the Purchased Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Purchased Shares to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(h) below, the Subscriber does not agree to hold the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with Federal and state securities laws applicable to such disposition.  The Subscriber acknowledges that it is able to bear the financial risks associated with an investment in the Purchased Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.  The Subscriber further acknowledges that the Subscriber understands the risks of investing in companies domiciled and/or which operate primarily in the People’s Republic of China and that the purchase of the Purchased Shares involves substantial risks.

(e)           Information on Company.    Such Subscriber has been furnished with or has had access to the EDGAR Website of the Commission and to the Company’s Form 10-K filed on EDGAR on September 15, 2009 for the fiscal year ended May 31, 2009, together with all other filings made with the Commission available at the EDGAR website and all correspondence from the Commission to the Company including but not limited to the Commission’s comment letters relating to the Company’s periodic filings with the Commission whether available at the EDGAR website or not (hereinafter referred to collectively as the “Reports”).   In addition, such Subscriber has received in writing from the Company such other information concerning its operations, financial condition and other matters as such Subscriber has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the “Other Written Information”), and considered all factors such Subscriber deems material in deciding on the advisability of investing in the Purchased Shares.  Such Subscriber has relied on the Reports and Other Written Information in making its investment decision.

(f)           Opportunities for Additional Information.  Each Subscriber acknowledges that the Subscriber has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company.

(g)           Information on Subscriber.   Subscriber is, and will be on the Closing Date, an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Such Subscriber has the authority and is duly and legally qualified to purchase and own the Purchased Shares.  Such Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on the signature page hereto regarding such Subscriber is accurate.

(h)           Compliance with 1933 Act.   Such Subscriber understands and agrees that the Purchased Shares have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Subscriber contained herein), and that such Purchased Shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.  The Subscriber acknowledges that the Subscriber is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. The Subscriber understands that to the extent that Rule 144 is not available, the Subscriber will be unable to sell any Purchased Shares without either registration under the 1933 Act or the existence of another exemption from such registration requirement. In any event, and subject to compliance with applicable securities laws, the Subscriber may enter into lawful hedging transactions in the course of hedging the position they assume and the Subscriber may also enter into lawful short positions or other derivative transactions relating to the Purchased Shares, and deliver the Purchased Shares, to close out their short or other positions or otherwise settle other transactions, or loan or pledge the Purchased Shares, to third parties who in turn may dispose of these Purchased Shares.

(i)           Purchased Shares Legend.  The Purchased Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE PURCHASED SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE PURCHASED SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE PURCHASED SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE PURCHASED SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE PURCHASED SHARES.”

 (j)           Communication of Offer.  The offer to sell the Purchased Shares was directly communicated to such Subscriber by the Company.  At no time was such Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)           Restricted Securities.   Such Subscriber understands that the Purchased Shares have not been registered under the 1933 Act and such Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Purchased Shares unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Purchased Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  Affiliate includes each Subsidiary of the Company.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(l)           No Governmental Review.   Such Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Purchased Shares or the suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.

(m)           Correctness of Representations.  Such Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless such Subscriber otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date.  The Subscriber understands that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of the Subscriber to acquire the Purchased Shares.

(n)           Brokers’ Fees. Other than the Placement Agent and except as set forth on Schedule 4(ii), each Subscriber has no knowledge of any brokerage or finder’s fees or commissions that are or will be payable by the Placement Agent, the Company or any Subsidiary to any broker, financial advisor, Subscriber, consultant, finder, placement agent, investment banker, bank or other person or entity with respect to the transactions contemplated by this Agreement.

(o)           Short Sales and Confidentiality. Other than the transaction contemplated hereunder, the Subscriber has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Subscriber, executed any disposition, including short sales (but not including the location and/or reservation of borrowable shares of Common Stock), in the securities of the Company during the period commencing from the time that the Subscriber first received a term sheet from the Company or any other person setting forth the material terms of the transactions contemplated hereunder until the date that the transactions contemplated by this Agreement are first publicly announced as described in Section 8(m).  The Subscriber covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 8(m), the Subscriber will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). The Subscriber understands and acknowledges that the Commission currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the effective date of the Registration Statement with the Purchased Shares is a violation of Section 5 of the 1933 Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, the Subscriber does not make any representation, warranty or covenant hereby that it will not engage in short sales in the securities of the Company after the date that the transactions contemplated by this Agreement are first publicly announced as described in Section 8(m). Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber's assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Purchased Shares covered by this Agreement.

(p)          Additional Representations, Warranties and Covenants of Non-United States Persons.

(i)           The Subscriber understands that the investment offered hereunder has not been registered under the 1933 Act and the Subscriber understands that such Subscriber is purchasing the Purchased Shares without being furnished any offering literature or prospectus. The Subscriber is acquiring the Purchased Shares for the Subscriber’s own account, for investment purposes only, and not with a view towards resale or distribution.

(ii)           At the time the Subscriber was offered the Purchased Shares, it was not, and at the date hereof, such Subscriber is not a “U.S. Person” which is defined below:

(A)	Any natural person resident in the United States;

(B)	Any partnership or corporation organized or incorporated under the laws of the United States;

(C)	Any estate of which any executor or administrator is a U.S. person;

(D)	Any trust of which any trustee is a U.S. person;

(E)	Any agency or branch of a foreign entity located in the United States;

(F)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; and

(H)
Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(iii)           The Subscriber understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Purchased Shares in any country or jurisdiction where action for that purpose is required.

(iv)           The Subscriber (i) as of the execution date of this Agreement is not located within the United States, and (ii) is not purchasing the Purchased Shares for the account or benefit of any U.S. person except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(v)           The Subscriber will not resell the Purchased Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(vi)           The Subscriber will not engage in hedging transactions with regard to shares of the Company prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the 1933 Act; and as applicable, shall include statements to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vii)           No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Subscriber or any of their representatives in connection with the offer and sale of the Shares.

4.           Company Representations and Warranties.  The Company represents and warrants to and agrees with each Subscriber that:

(a)           Due Incorporation.  The Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purposes of this Agreement, a “Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company and its Subsidiaries individually, or in the aggregate and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.  As of the Closing Date, all of the Company’s Subsidiaries and the Company’s ownership interest therein are set forth on Schedule 4(a).

(b)           Outstanding Stock.  All issued and outstanding shares of capital stock and equity interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)           Authority; Enforceability.  This Agreement, the Purchased Shares, the Escrow Agreement, the Investor Relations Escrow Agreement,  the Lock-Up Agreements and any other agreements delivered together with this Agreement or in connection herewith (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.  The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)           Capitalization and Additional Issuances.   The authorized and outstanding capital stock of the Company and Subsidiaries on a fully diluted basis as of the date of this Agreement and the Closing Date (not including the Purchased Shares) are set forth on Schedule 4(d).  Except as set forth on Schedule 4(d), there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock or other equity interest of the Company or any of the Subsidiaries.  The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by the Company is described on Schedule 4(d).  There are no outstanding agreements or preemptive or similar rights affecting the Company’s common stock.

(e)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, the Over The Counter Bulletin Board (the “Bulletin Board”) or the Company’s shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Purchased Shares.  The Transaction Documents and the Company’s performance of its obligations thereunder have been unanimously approved by the Company’s Board of Directors.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in the world, including without limitation, the United States, or elsewhere is required by the Company or any Affiliate of the Company in connection with the consummation of the transactions contemplated by this Agreement, except as would not otherwise have a Material Adverse Effect or the consummation of any of the other agreements, covenants or commitments of the Company or any Subsidiary contemplated by the other Transaction Documents. Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

(f)           No Violation or Conflict.  Assuming the representations and warranties of the Subscriber in Section 3 are true and correct, neither the issuance nor sale of the Purchased Shares nor the performance of the Company’s obligations under this Agreement and all other Transaction Documents entered into by the Company relating thereto will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)           result in the creation or imposition of any lien, charge or encumbrance upon the Purchased Shares or any of the assets of the Company or any of its Affiliates except in favor of Subscriber as described herein; or

(iii)           result in the activation of any anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of the Company, or the holder of the right to receive any debt, equity or security instrument of the Company nor result in the acceleration of the due date of any obligation of the Company; or

(iv)           result in the triggering of any piggy-back or other registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)          The Purchased Shares.  The Purchased Shares upon issuance:

(i)           are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)           have been, or will be, duly and validly authorized and on the date of issuance of the Purchased Shares, the Purchased Shares will be duly and validly issued, fully paid and nonassessable or if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement or exempt from registration will be free trading, unrestricted and unlegended;

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities of the Company; and

(iv)           will not subject the holders thereof to personal liability by reason of being such holders.

(h)           Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the complete and timely performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)           No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the common stock to facilitate the sale or resale of the Purchased Shares or affect the price at which the Purchased Shares may be issued or resold.

(j)           Information Concerning Company.  The Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein.   Since May 31, 2009 and except as modified in the Reports and Other Written Information or in the Schedules hereto, there has been no Material Adverse Effect relating to the Company’s business, financial condition or affairs. The Reports and Other Written Information, including the financial statements included therein do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances and when made.

(k)           Defaults.  The Company is not in material violation of its articles of incorporation or bylaws.   The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters which default would have a Material Adverse Effect, or (iii) not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(l)            No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Purchased Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Bulletin Board.  No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its Affiliates will take any action or steps that would cause the offer or issuance of the Purchased Shares to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  The Company will not conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Purchased Shares that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(m)          No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D/Regulation S under the 1933 Act) in connection with the offer or sale of the Purchased Shares.

(n)           No Undisclosed Liabilities.  The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company businesses since May 31, 2009 and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Reports or on Schedule 4(n).

(o)           No Undisclosed Events or Circumstances.  Since May 31, 2009, except as disclosed in the Reports, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(p)           Reserved.

(q)           No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers previously and presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date, in each case, that could cause a Material Adverse Effect.

(r)           Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(s)           Reporting Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(t)           Listing.  The Company’s common stock is quoted on the Bulletin Board currently under the symbol “CHNC”.  The Company has not received any oral or written notice that its common stock is not eligible nor will become ineligible for quotation on the Bulletin Board nor that its common stock does not meet all requirements for the continuation of such quotation.  The Company satisfies all the requirements for the continued quotation of its common stock on the Bulletin Board.

(u)           Reserved.

(v)           Environmental Compliance. Since their inception, neither the Company, nor any of its Subsidiaries have been, in violation of any applicable law relating to the environment or occupational health and safety, where such violation would have a Material Adverse Effect. The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Other than as disclosed on Schedule 4(v), the Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance where, in each of the foregoing clauses (i) and (ii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(w)           Employees. Except as disclosed on Schedule 4(w), neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Except as disclosed in the Reports or Other Written Information, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed with the Commission or on the Form 8-K that is not so disclosed. Since May 31, 2009, no officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(x)           Public Utility Holding Company Act; Investment Company Act and U.S. Real Property Holding Corporation Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(y)            ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its subsidiaries. The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Purchased Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided, that, if any of the Subscribers, or any person or entity that owns a beneficial interest in any of the Subscribers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(bb), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(z)           Independent Nature of Subscribers. The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents. The Company acknowledges that the decision of each Subscriber to purchase securities pursuant to this Agreement has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained herein, or in any Transaction Documents, and no action taken by any Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.

(aa)          Sarbanes-Oxley Act. The Company is in material compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and for which material compliance by the Company is required as of the date hereof.

(bb)         PFIC.  Neither the Company nor any of its Subsidiaries is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(cc)          OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of any of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary of the Company, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(dd)         Money Laundering Laws. The operations of each of the Company and its Subsidiaries are and have been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving any of the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ee)         Company Predecessor and Subsidiaries.  The Company makes each of the representations contained in Sections 4(a), (b), (c), (d), (e), (f), (h), (j), (k), (n), (o), (p), (q), (r), (v), (w), (y), (aa), (bb), (cc) and (dd) of this Agreement, as same relate or could be applicable to each Subsidiary.  All representations made by or relating to the Company of a historical or prospective nature and all undertakings described in Sections 8(f) through 8(l) shall relate, apply and refer to the Company and its predecessors and successors.  The Company represents that it owns all of the equity of the Subsidiaries and rights to receive equity of the Subsidiaries identified on Schedule 4(a), free and clear of all liens, encumbrances and claims, except as set forth on Schedule 4(a).  The Company further represents that the Subsidiaries have not been known by any other name for the prior five years.

(ff)          Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the Offering (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature. The Company does not intend to incur debts beyond its ability to pay such debts as they mature.

(gg)        Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date, in which case such representation or warranty shall be true as of such date.

(hh)        Survival.  The foregoing representations and warranties shall survive for a period of twelve (12) months after the Closing Date.

(ii)           No Brokers.  Neither the Company nor any Subsidiary has taken any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby, except for dealings with the Placement Agent, whose commissions and fees will be paid by the Company and except as set forth on Schedule 4(ii).

5.           Regulation D/Regulation S Offering/Legal Opinion.  The offer and issuance of the Purchased Shares to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act or Rule 506 of Regulation D and/or Regulation S promulgated thereunder.  On the Closing Date, the Company will provide an opinion reasonably acceptable to the Subscribers from the Company’s legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Purchased Shares and other matters reasonably requested by Subscribers.  A form of the Closing Legal Opinion is annexed hereto as Exhibit D.  The Company will provide, at the Company’s expense, such other legal opinions, if any, as are reasonably necessary in each Subscriber’s opinion for the issuance and resale of the Purchased Shares pursuant to an effective registration statement, Rule 144 under the 1933 Act or an exemption from registration.

6.           Reserved.

7.           Legal Fees.   The Company shall pay to Anslow & Jaclin, LLP, a fee of $25,000 as reimbursement for legal services rendered to the Subscribers in connection with this Agreement and the purchase and sale of the Offering.   The Subscriber’s legal fees and expenses (to the extent known as of the Closing) will be payable out of funds held pursuant to the Escrow Agreement.

8.           Covenants of the Company.  The Company covenants and agrees with the Subscribers as follows:

(a)           Stop Orders.  Subject to the prior notice requirement described in Section 8(n), the Company will advise the Subscribers, within twenty-four hours after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the common stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Purchased Shares, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscribers.

(b)           Listing/Quotation.  The Company will maintain the quotation or listing of its common stock on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the common stock (the “Principal Market”), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable, as long as any Purchased Shares are outstanding. The Company will provide Subscribers with copies of all notices it receives notifying the Company of the threatened and actual delisting of the common stock from any Principal Market.  As of the date of this Agreement and the Closing Date, the Bulletin Board is and will be the Principal Market.

(c)           Market Regulations.  If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Purchased Shares to the Subscribers and promptly provide copies thereof to the Subscribers.

(d)           Filing Requirements.  From the date of this Agreement and until the first to occur of (i) two (2) years after the Closing Date, or (ii) until the Purchased Shares can be resold or transferred by the Subscribers pursuant to Rule 144(b)(1)(i) (the date of such latest occurrence being the “End Date”), the Company will (A) comply in all respects with its reporting and filing obligations under the 1934 Act, and (B) comply with all requirements related to any registration statement filed pursuant to this Agreement.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Until the End Date, the Company will continue the listing or quotation of the common stock on a Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.  The Company agrees to timely file a Form D with respect to the Purchased Shares if required under Regulation D and to provide a copy thereof to each Subscriber promptly after such filing.

(e)           Use of Proceeds.   The proceeds of the Offering will be employed by the Company for expenses of the Offering, and general working capital.  Except as described on Schedule 8(e), the Purchase Price may not and will not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments of the Company nor non-trade obligations outstanding on the Closing Date.

(f)           Corporate Restructuring. The Company shall use its best efforts to undertake such restructuring of its corporate structure as may be deemed reasonably necessary by the investors’ legal counsel.

(g)           Taxes.  From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(h)           Reserved.

(i)           Books and Records.  From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(j)           Governmental Authorities.   From the date of this Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(k)           Reserved.

(l)           Properties.  From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases and claims to which it is a party or under which it occupies or has rights to property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.  The Company will not abandon any of its assets except for those assets which have negligible or marginal value or for which it is prudent to do so under the circumstances.

 (m)         Confidentiality/Public Announcement.   From the date of this Agreement and until the End Date, the Company agrees that except in connection with a Form 8-K and the registration statement or statements regarding the Subscriber’s Purchased Shares or in correspondence with the SEC regarding same, it will not disclose publicly or privately the identity of the Subscriber unless expressly agreed to in writing by a Subscriber or only to the extent required by law and then only upon not less than three days prior notice to Subscriber.  In any event and subject to the foregoing, the Company undertakes to file a Form 8-K describing the Offering not later than the fourth (4th) business day after the Closing Date.  Prior to the Closing Date, such Form 8-K will be provided to Subscribers for their review and approval.  In the Form 8-K, the Company will specifically disclose the nature of the Offering and amount of common stock outstanding immediately after the Closing.  Upon  delivery by the Company to the Subscribers after the Closing Date of any notice or information, in writing, electronically or otherwise, and while the Purchased Shares are held by Subscribers, unless the  Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or Subsidiaries, the Company  shall within one business day after any such delivery publicly disclose such  material,  nonpublic  information on a Report on Form 8-K, provided, however, that the Company will have no obligation to file any Report on Form 8-K with respect to (i) any information contained in the registration statement relating to the registration of the Registrable Shares, submitted for investors’ review pursuant to Section 10 herein, and (ii) the information as to currently contemplated and/or negotiated financing transactions.  In the event that the Company believes that a notice or communication to Subscribers contains material, nonpublic information relating to the Company or Subsidiaries, the Company shall so indicate to Subscribers prior to delivery of such notice or information.  Subscribers will be granted sufficient time to notify the Company that such Subscriber elects not to receive such information.   In such case, the Company will not deliver such information to Subscribers.  In the absence of any such indication, Subscribers shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or Subsidiaries.

(n)           Non-Public Information.  The Company covenants and agrees that except for the Reports, Other Written Information and schedules and exhibits to this Agreement and the Transaction Documents, which information the Company undertakes to publicly disclose on the Form 8-K described in Section 8(m) above and except for the information as to currently contemplated and/or negotiated financing transactions, neither it nor any other person acting on its behalf will at any time provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber shall have agreed in writing to accept such information.  The Company understands and confirms that each Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(o)           Reserved.

(p)           Lockup Agreement.   The Company will deliver to the Subscribers on or before the Closing Date, and enforce the provisions of, irrevocable lockup agreements (“Lockup Agreement”) in the form annexed hereto as Exhibit C, with the persons identified on Schedule 8(p).

(q)           Board of Directors.  As soon as possible, but no later than the earlier of (i) ninety (90) days after the Nomination Date (as defined below), or (ii) one hundred twenty (120) days from the Closing Date (the “Uplisting Board Date”), the Company shall comply with all Nasdaq Corporate Governance standards relating to the appointment of a required number of independent directors (the “Uplisting Board”).  Trillion Growth China General Partner and Opus Holdings Two, Ltd. shall each have the right to nominate one (1) board member, which nomination shall be made within forty five (45) days after the Closing (the “Nomination Date”), and such nomination and approval shall not be unreasonably withheld or delayed by the Company. In the event that the Company fails to comply with such requirements by the Uplisting Board Date, the Company shall pay to each Subscriber, an amount in cash, as partial liquidated damages and not as a penalty, equal to 0.5% of the Purchase Price for each thirty (30) day period that this Section is not complied with (the “Board Penalty”) payable on the first business day of each monthly anniversary after the Uplisting Board Date until the Uplisting Board is seated, provided, however, that such liquidated damages shall not exceed 10% of the Purchase Price paid by the Purchasers. In no event shall the total amount of the liquidated damages payable under this Section 8(q) and the liquidated damages payable under any other section of this Agreement exceed in aggregate 15% of the Purchase Price. In the event that the Trillion Growth China General Partner fails to nominate directors within the period of time set forth herein, no liquidated damages under this Section 8(q) shall accrue, and the ninety (90) day period of time designated for compliance with the Company’s obligation under this Section 8(q) shall be tolled, until such time as both Trillion Growth China General Partner and Opus Holdings Two, Ltd. nominate such directors. In the event that the Company enters into a subsequent capital-raising transaction of at least ten million dollars ($10,000,000) within ninety (90) days of the Closing (the “Qualified Offering”), one (1) board member previously nominated by either Trillion Growth China General Partner or Opus Holdings Two, Ltd. may be reseated at the request of the new investors. Each director nominated by Trillion Growth China General Partner and Opus Holdings Two, Ltd. shall enter into an agreement with the Company to the effect of the foregoing.

(r)           Uplisting. The Company shall complete an uplisting of its common stock on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select or any successor market thereto (collectively, “Nasdaq”), NYSE Amex or any successor market thereto, or NYSE or any successor market thereto (together with Nasdaq and NYSE Amex, each a “National Stock Exchange”) at the earliest possible date but not later than the date which is twenty four (24) months after the Closing Date (the “Uplisting Date”). In the event that the Company does not achieve the uplisting by the Uplisting Date, the Company shall pay to each Subscriber, an amount in cash as partial liquidated damages, equal to 0.5% of the Purchase Price paid by such Subscriber pursuant to this Agreement for each thirty (30) day period that this Section is not complied with (the “Uplisting Penalty”) payable on the first business day of each monthly anniversary after the Uplisting Date, provided, however, that such liquidated damages shall not exceed 10% of the Purchase Price paid by the Purchasers. In no event shall the total amount of the liquidated damages payable under this Section 8(r) and the liquidated damages payable under any other section of this Agreement exceed in aggregate 15% of the Purchase Price.

(s)          Investor Relations Escrow.  The Company shall be obligated to commit to a three year investor relations program (the “IR Commitment Period”) and shall cause to be deposited, pursuant to the terms of the Investor Relations Escrow Agreement set forth in Exhibit B, One Hundred Twenty Thousand Dollars ($120,000) of the total Purchase Price (the “IR Escrow Funds”) in an escrow account at Anslow & Jaclin, LLP to be used by the Company in connection with investor relations services.  During the IR Commitment Period, on each yearly anniversary of the date of this Agreement, the Company shall reimburse the escrow account so that the balance of funds in the escrow account equals the IR Escrow Funds.  Such amount will be payable pursuant to the Investor Relations Escrow Agreement.

(t)           Investor Relations Firm. Within thirty (30) days after the Closing Date, the Company shall retain an investor relations firm for the Company’s investor relations services. Such engagement shall be subject to approval by Trillion Growth China General Partner, which approval shall not be unreasonably withheld.

(u)          Chief Financial Officer. As soon as possible following the Closing, but no later than the earlier of (x) six (6) months after the Closing Date, or (y) three (3) months after the closing of the Qualified Offering, the Company shall appoint an individual to serve as Chief Financial Officer of the Company who is fluent in English, and who shall be mutually acceptable to the Company and Trillion Growth China General Partner.  In the event that the Company fails to appoint an individual to serve as the Chief Financial Officer in accordance with the time frame provided in this Section, the Company shall pay to each Subscriber, an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the Purchase Price paid by such Subscriber pursuant to this Agreement, for each thirty (30) day period that this Section is not complied with.  Liquidated damages payable by the Company pursuant to this Section shall be payable on the first (1st) business day after each thirty (30) day period that the terms of this Section are not complied with, provided, however, that such liquidated damages shall not exceed 10% of the Purchase Price paid by the Purchasers. In no event shall the total amount of the liquidated damages payable under this Section 8(u) and the liquidated damages payable under any other section of this Agreement exceed in aggregate 15% of the Purchase Price.  Notwithstanding the foregoing, Trillion Growth China General Partner shall not unreasonably withhold approval of the Chief Financial Officer identified by the Company, and if such approval is unreasonably withheld, the Company shall not be obligated to pay any liquidated damages under this Section.

(v)          Internal Control Consultant.  Within fourteen (14) months following the Closing Date, the Company shall hire an internal control consultant or an independent internal control consultant (the “SOX Consultant”).  The SOX Consultant shall review the internal controls already established by the Company.  In the event that the Company fails to hire a SOX Consultant within fourteen (14) months following the Closing Date, the Company shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty, equal to 0.5% of the Purchase Price paid by such Subscriber pursuant to this Agreement, for each thirty (30) day period that this Section is not complied with.  Liquidated damages payable by the Company pursuant to this Section shall be payable on the first (1st) business day after each thirty (30) day period that the terms of this Section are not complied with, provided, however, that such liquidated damages shall not exceed 10% of the Purchase Price paid by the Purchasers. In no event shall the total amount of the liquidated damages payable under this Section 8(v) and the liquidated damages payable under any other section of this Agreement exceed in aggregate 15% of the Purchase Price. Notwithstanding anything to the contrary herein, should the Company determine during the last fiscal quarter of its fiscal year ending May 31, 2010 that it will cease to qualify as smaller reporting company, as defined in the Securities Act, as of the end of that fiscal year, it shall hire the SOX Consultant by May 31, 2010.

(w)         Transfer Agent.  Within one hundred eighty (180) days from the Closing Date, the Company shall engage a transfer agent that is a participant in the Fast Automated Securities Transfer system. Such engagement shall be subject to approval by Trillion Growth China General Partner, which approval shall not be unreasonably withheld.

(x)           Additional Negative Covenants.  From the date of this Agreement and until the End Date, the Company will not and will not permit any of its Subsidiaries, without the written consent of the Subscribers, to directly or indirectly:

(i)           engage in any business other than businesses engaged in or proposed to be engaged in by the Company on the Closing Date or businesses similar thereto;

(ii)          merge or consolidate with any person or entity (other than mergers of wholly owned subsidiaries into the Company), or sell, lease or otherwise dispose of its assets other than in the ordinary course of business involving an aggregate consideration of more than ten percent (10%) of the book value of its assets on a consolidated basis in any 12-month period, or liquidate, dissolve, recapitalize or reorganize;

(iii)         incur any indebtedness for borrowed money or become a guarantor or otherwise contingently liable for any such indebtedness except for obligations incurred in the ordinary course of business;

(iv)         enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Company’s performance of its obligations to holders of the Purchased Shares pursuant to this Agreement or any Transaction Documents;

(v)          enter into any agreement with any holder or prospective holder of any securities of the Company, except for CDIB Capital (Korea) Ltd., providing for the granting to such holder of registration rights, preemptive rights, special voting rights or protection against dilution; or

(vi)         enter into any agreement, except for agreements with CDIB Capital (Korea) Ltd., resulting in the key shareholder owning less than 50% of the issued and outstanding shares of common stock of the Company.

9.            Covenants of the Company Regarding Indemnification.

(a)           The Company agrees to indemnify, hold harmless, reimburse and defend the Subscriber, the Subscriber’s officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Company or breach of any representation or warranty by the Company in this Agreement or in any Exhibits or Schedules attached hereto in any Transaction Documents, or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any material covenant or undertaking to be performed by the Company hereunder, or any other material agreement entered into by the Company and Subscriber relating hereto.

(b)           Notwithstanding the forgoing, in no event shall the liability of the Subscriber or permitted successor hereunder, or under any Transaction Documents or other agreement delivered in connection herewith, exceed the Purchase Price paid by such Subscriber.

(c)           The procedures set forth in Section 10(h) shall apply to the indemnification set forth in Section 9.

10.          Registration Rights.

(a)          Demand Registration.  If at anytime (a) there is no effective Registration Statement with respect to Registrable Shares and (b) not all of the outstanding Registrable Shares may be sold without registration pursuant to Rule 144 under the 1933 Act, then Holders that (A) as of the date of this Agreement (directly or with their affiliates) held Registrable Shares representing more than 50% of the Registrable Shares then outstanding and (B) at the time of the written demand hold a number of shares of Common Stock that is equal to at least the Floor Amount (as such term is hereinafter defined) as of the date of such written demand (individually, a “Demanding Holder” and collectively, the “Demanding Holders”), may make a written demand for registration (a “Demand Registration” and the registration statement to be filed pursuant to such Demand Registration, the “Demand Registration Statement”) under the 1933 Act of the sale of all or part of its Registrable Shares. Any request for a Demand Registration shall specify the number of shares (or other amount) of Registrable Shares proposed to be sold and the intended method(s) of distribution thereof (such written demand, the “Demand Notice”). The Company will notify the Holders other than the Demanding Holder of the Demand Registration (each such Holder including Shares of its Registrable Shares in such registration, a “Participating Holder”) as soon as practicable, and each such other Holder who wishes to include all or a portion of its Registrable Shares of the type that are the subject of the Demand Registration Statement proposed to be filed in such Demand Registration Statement shall so notify the Company within fifteen (15) days after receipt of such notice (the “Demanding Holders’ Deadline”).  The Company shall use its best efforts to file such Demand Registration Statement within forty five (45) days (the “Required Filing Date”) after receiving the Demand Notice, and use its best efforts to respond to any comments to the Demand Registration Statement, received from the Commission, not later than thirty (30) days after receipt of such comments (the “Required Response Date”). The Company shall not be obligated (x) to effect more than two (2) Demand Registrations under this Section 10(a) in respect of Registrable Shares or (y) to file any Demand Registration Statement before January 31, 2010.  “Floor Amount” means 5% of the outstanding shares of Common Stock, provided that the Floor Amount shall be calculated by dividing (x) the sum of the number of outstanding shares held by the Demanding  Holders and all shares issuable to such Demanding Holders upon exercise or conversion of other securities of the Company held by the Demanding Holders by (y) the number of shares outstanding; provided, that, the number of shares outstanding referenced in the foregoing clause (y) shall not include any shares (A) issued under employee benefit or compensation arrangements approved by the Board of Directors, (B) issued to all shareholders of the Company as dividends or in connection with stock splits or similar transactions, (C) issued to persons unaffiliated with the Company as consideration for the Company’s acquisition of assets or securities of such persons or (D) issuable upon conversion or exercise of any options, warrants, or other exchangeable securities.

(b)          Piggy-Back Registration. If at any time when there is not an effective Registration Statement providing for the resale of all of the Registrable Shares, the Company shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than for an underwritten offering or on Form S-4 or Form S-8, each as promulgated under the 1933 Act, or their then equivalents), the Company shall send to each Holder of Registrable Shares written notice of such determination.  If within thirty (30) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such Registration Statement, any such Holder shall so request in writing, (which request shall specify the Registrable Shares intended to be registered), the Company will use commercially reasonable efforts to cause the registration under the 1933 Act of all Registrable Shares which the Company has been so requested to register by the Holder.

(c)          Mandated Reduction of Registrable Shares.  If, for any reason, the Commission requires that the number of Registrable Shares to be registered for resale pursuant to the Registration Statement in connection with any Registration Statement, be reduced, such reduction (the “Cut Back Shares”) shall be allocated pro rata among the Holders whose shares have been included in such Registration Statement until the reduction required by the Commission is effected. No liquidated damages under Section 10(d) shall accrue on or as to any Cut Back Shares.

(d)          Registration Procedures. If and whenever the Company is required by the provisions of Section 10(a) to effect the registration of any Registrable Shares under the 1933 Act, the Company will, as expeditiously as possible:

(i)           subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 10, with respect to such securities and use its best commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), and promptly provide to Subscriber’s Counsel copies of all filings and Commission letters of comment and notify the Subscribers (by telecopier and by e-mail addresses provided by the Subscribers) on or before the second  business day thereafter that the Company receives notice that (i) the Commission has no comments or no further comments on the registration statement, and (ii) the registration statement has been declared effective;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for the earlier of (a) a period of two (2) years, or (b) until the Purchased Shares can been sold by the Subscribers pursuant to Rule 144 without volume restrictions;

(iii)          furnish to the Subscribers, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such Subscribers reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(iv)         use its reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the Subscribers shall request in writing, provided, however, that the Company shall not for any such purpose be required to qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to service of process in any such jurisdiction;

(v)          Reserved;

(vi)         notify the Subscribers within twenty-four hours of the Company’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Registrable Shares. Each Subscriber hereby covenants that it will not sell any Registrable Shares pursuant to such prospectus during the period commencing at the time at which the Company gives such Subscriber notice of the suspension of the use of such prospectus in accordance with this Section 10(d)(vi) and ending at the time the Company gives such Subscriber notice that such Subscriber may thereafter effect sales pursuant to the prospectus, or until the Company delivers to such Subscriber or files with the Commission an amended or supplemented prospectus.

(e)          Provision of Documents.  It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Shares of a particular Subscriber that such Subscriber shall furnish to the Company in writing such information and representation letters, including a completed form of the Selling Securityholder Questionnaire attached as Exhibit E hereto, with respect to itself and the proposed distribution by it as the Company may reasonably request to assure compliance with federal and applicable state securities laws. This Section 10(e) shall only be applicable to the Subscribers listed on Schedule 10(e).

(d)          Non-Registration Events.  The Company and the Subscribers agree that the Subscribers will suffer damages if the Registration Statement is not filed by the Required Filing Date and if the Company does not respond to comments the Registration Statement received from the Commission by the Required Response Date, and it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, (A) the Registration Statement is not filed on or before the Required Filing Date, or (B) the Company fails to respond to the comments to the Registration Statement, received from the Commission, by the Required Response Date (each such event referred to in clauses A and B of this Section 10(d), a “Non-Registration Event”), then the Company shall deliver to the Subscribers, as liquidated damages (“Liquidated Damages”), an amount equal to one-half percent (0.5%) of the Purchase Price of the Purchased Shares owned of record by such holder for each subsequent thirty (30) day period (pro rata for any period less than thirty days) which are subject to such Non-Registration Event, provided, however that in no event shall the total liquidated damages payable under this Section 10(d) exceed in aggregate 5% of the Purchase Price. In no event shall the total amount of the liquidated damages payable under this Section 10(d) and the liquidated damages payable under any other section of this Agreement exceed in aggregate 15% of the Purchase Price. The Company must pay the Liquidated Damages in cash. The Liquidated Damages must be paid within one (1) day after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable. In the event a Registration Statement is filed by the Required Filing Date but is withdrawn prior to being declared effective by the Commission, then such Registration Statement will be deemed to have not been filed. Notwithstanding the foregoing, the Company shall not be liable to any Subscriber under this Section 10(d) for any events or delays occurring as a consequence of the acts or omissions of such Subscriber contrary to the obligations undertaken by Subscribers in this Agreement.

(f)           Reserved.

(g)          Expenses.  All expenses incurred by the Company in complying with Section 10, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” The Company will pay all Registration Expenses in connection with any registration statement described in Section 10.

(h)         Indemnification and Contribution.

(i)           In the event of a registration of any Registrable Shares under the 1933 Act pursuant to Section 10, the Company will, to the extent permitted by law, indemnify and hold harmless the Subscriber, each of the officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders of the Subscriber, each underwriter of such Registrable Shares thereunder and each other person, if any, who controls such Subscriber or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Subscriber, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Shares was registered under the 1933 Act pursuant to Section 10, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 10(h)(iii) reimburse the Subscriber, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Subscriber to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Subscriber failed to send or deliver a copy of the final prospectus delivered by the Company to the Subscriber with or prior to the delivery of written confirmation of the sale by the Subscriber to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Subscriber in writing specifically for use in such registration statement or prospectus.

(ii)           In the event of a registration of any of the Registrable Shares under the 1933 Act pursuant to Section 10, each Subscriber severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the 1933 Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Shares were registered under the 1933 Act pursuant to Section 10, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Subscriber will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Subscriber, as such, furnished in writing to the Company by such Subscriber specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Subscriber hereunder shall be limited to the net proceeds actually received by the Subscriber from the sale of Registrable Shares pursuant to such registration statement.

(iii)         Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 10(h)(iii) and shall only relieve it from any liability which it may have to such indemnified party under this Section 10(f)(iii), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 10(f)(iii) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnifying party shall have reasonably concluded that there may be reasonable defenses available to indemnified party which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel, reasonably satisfactory to the indemnified and indemnifying party, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(iv)         In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Subscriber, or any controlling person of a Subscriber, makes a claim for indemnification pursuant to this Section 10(h) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 10(h) provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Subscriber or controlling person of the Subscriber in circumstances for which indemnification is not provided under this Section 10(h); then, and in each such case, the Company and the Subscriber will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Subscriber is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Subscriber will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(h) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation and provided, further, however, that the liability of the Subscriber hereunder shall be limited to the net proceeds actually received by the Subscriber from the sale of Registrable Shares pursuant to such registration statement.

(g)          Reserved.

11.          Anti-dilution and Purchase Rights.

(a)           Right of First Refusal.   Except for sales made to CDIB Capital (Korea) Ltd. or its affiliates, during the period from the Closing Date through and including the first anniversary of the Closing Date, the Subscribers shall be given not less than ten business days prior written notice (the “Notice of Sale”) of any proposed sale by the Company of its common stock or other securities or equity linked debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, including the issuance of an undetermined amount of shares of common stock to certain shareholders of the Company pursuant to that certain recapitalization of the Company, and (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of this Agreement and described on Schedule 4(d) (collectively the foregoing are “Excepted Issuances”).  The Subscribers shall have the right during the ten business days following receipt of the Notice of Sale (the “Notice Period”) to purchase in the aggregate such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the Notice of Sale in the same proportion as that of the Subscriber’s Purchase Shares in the Offering.  In the event such terms and conditions are modified during the Notice Period, the Subscribers shall be given prompt notice (the “Notice of Modification”) of such modification and shall have the right during the ten business days following the Notice of Modification to exercise such purchase right.

(b)          Most Favored Nations Provision.   Other than in connection with Excepted Issuances, (i) if at any time within 60 days following the Closing, the Company shall issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share which shall be less than 115% of the Purchase Price in effect at such time, or (ii) if at any time commencing 61 days following the Closing and ending 24 months following the Closing, the Company shall issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share which shall be less than 120% of the Purchase Price in effect at such time (collectively, the “Lower Price Issuance”), without the consent of the Subscribers representing a majority of the Purchased Shares, then the Company shall issue, for each such occasion, additional shares of common stock to the Subscriber respecting those Purchased Shares that are then still owned by the Subscriber at the time of the Lower Price Issuance so that the average per share purchase price of the Purchased Shares owned by the Subscriber on the date of the Lower Price Issuance is equal to such other lower price per share.  The delivery to Subscriber of the additional shares of common stock shall be not later than the closing date of the transaction giving rise to the requirement to issue additional shares of common stock.  Subscriber is granted the registration rights described in Section 10 hereof in connection with such additional shares of common stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of common stock or of any warrant, right or option to purchase common stock shall result in the issuance of the additional shares of common stock upon the sooner of the agreement to or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of common stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Purchase Price in effect upon such issuance.  Common stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of common stock. The rights of Subscriber set forth in this Section 11 are in addition to any other rights the Subscriber has pursuant to this Agreement, any Transaction Documents, and any other agreement referred to or entered into in connection herewith or to which Subscriber and Company are parties. Notwithstanding the foregoing, the provisions of this Section 11(b) can be waved by sole consent of Trillion Growth China General Partner.

(c)          Roll-In Provision. Other than in connection with Excepted Issuances, for a period of twelve (12) months following the Closing or until the Company files a Registration Statement pursuant to this Agreement, whichever is shorter, if the Company completes a subsequent capital-raising transaction (a “Subsequent Financing”), then each Subscriber shall have the right to exchange the then outstanding Purchased Shares fully or partially for the securities issued in the Subsequent Financing (“New Securities”) on a pro-rata basis determined by dividing the Purchase Price by the purchase price of such securities (the “Roll-In Right”).  For example, if a Subscriber wishes to exchange 100 Purchased shares, such Subscriber would receive $390.00 of New Securities in exchange for such Purchased Shares.  The Roll-In Right may be exercised only once by each Subscriber.

If the Company has filed a Registration Statement pursuant to this Agreement and the Company undertakes a Subsequent Financing within twelve (12) months following the Closing in which the Company (i) issues any warrants to purchase shares of the Company’s capital stock (the “Subsequent Financing Warrants”), then each Subscriber shall receive its Warrant Pro Rata Portion of any such Subsequent Financing Warrants on the closing of any such Subsequent Financing, on the same terms, rights, privileges and conditions as contemplated by such Subsequent Financing or (ii) issues any security that pays interest, dividends (other than dividends on common stock available to all holders thereof) or similar consideration (collectively, the “Cash Payment”), then each Subscriber shall receive its Pro Rata Payment, consisting of either (x) cash, or (y) restricted shares of the Company’s common stock, in each case at the Company’s option at the time of such Cash Payment (a “Payment Date”).

 The Company covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) in writing (a “Subsequent Offering Notice”) the Subscribers of the terms and conditions of any Subsequent Financing.  The Subsequent Offering Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within twenty (20) calendar days from the date of the Subsequent Financing Notice, and all of the terms and conditions thereof.

For purposes of this Section 11(c):

(i) “Warrant Pro Rata Portion” means the percentage of Subsequent Financing Warrants that such Subscriber would have received had such Subscriber invested an amount equal to its Purchase Price in such Subsequent Financing;

(ii) “Pro Rata Payment” means (a) if the payment to such Subscriber is made in cash, the amount of cash that such Subscriber would have received had such Subscriber invested an amount equal to its Purchase Price in such Subsequent Financing (the “Payment Amount”) or (b) if the payment to such Subscriber is made in restricted shares of the Company’s common stock, then an amount determined by dividing the Payment Amount by the Fair Market Value, provided that if there is any decrease in the Cash Payment to the Subsequent Financing investors then the Pro Rata Payment shall be decreased in the same proportion; and

(iii) “Fair Market Value” shall mean (a) If the Company’s common stock is traded on an exchange or is quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE Alternext, then the weighted average of the closing sale prices of the Company’s Common Stock for the five (5) trading days immediately prior to (but not including) the Payment Date, discounted by fifteen percent (15%) or (b) If the Company’s Common Stock is quoted on the Bulletin Board or in the over-the-counter market or Pink Sheets, then the average of the closing bid and ask prices reported for the five (5) trading days immediately prior to (but not including) the Payment Date discounted by fifteen percent (15%).

 (d)        Other Adjustments.

(i)           Other than in connection with Excepted Issuances, (x) if the Company’s actual after tax net income under U.S. GAAP for the fiscal year ending May 31, 2010 (“Actual 2010 Net Income”) is less than $14,000,000 (“2010 Targeted Net Income”), or (y) if the Company’s actual after tax net income under U.S. GAAP for the fiscal year ending May 31, 2011 (“Actual 2011 Net Income”) is less than $18,000,000 (“2011 Targeted Net Income”, together with the 2010 Targeted Net Income, the “Targeted Net Income”), then the Company shall issue, for each such occasion, to each Subscriber on a pro-rata basis (determined by dividing each Subscriber’s Purchase Price by the aggregate Purchase Price delivered to the Company by the Subscribers hereunder), additional amount of shares of Common Stock (the “Adjustment Shares”) equal to the percentage of variation of the Actual 2010 Net Income and Actual 2010 Net Income from the 2010 Targeted Net Income and 2011 Targeted Net Income respectively times the number of Purchased Shares acquired by such Subscriber pursuant to this Agreement. For example, if the Actual 2010 Net Income is $12,600,000, which is a variation of 10% of the 2010 Targeted Net Income, then the Company shall issue to each Subscriber, shares of the Company’s Common Stock, equal to a total of 10% of the Purchased Shares acquired by such Subscriber hereunder.

(ii)           The delivery to Subscriber of the Adjustment Shares shall be not later than the third business day after the filing of a Form 10-K with the Commission declaring the annual audited results.

(iii)           Notwithstanding anything to the contrary contained herein, in determining whether the Company has achieved either the 2010 Targeted Net Income or 2011 Targeted Net Income, the Company may disregard any non-cash charge or expense required to be recognized by the Company under the United States generally accepted accounting principles (the “GAAP”), including but not limited to the non-cash charges listed below. In determining whether the Company has achieved either the 2010 Targeted Net Income or the 2011 Targeted Net Income (as the case may be), (1) any liquidated damages payable pursuant to the Transaction Documents and (2) any non-cash charges expensed by the Company related to any Subsequent Financing Warrants issued pursuant to Section 11(c) herein, in each case, shall not be included as expenses of the Company. “Net Income” shall mean the Company’s income after taxes for the fiscal year ending May 31, 2010 or May 31, 2011 (as the case may be) in each case determined in accordance with GAAP as reported in the 2010 Annual Report or 2011 Annual Report (as the case may be).

12.         Closing Conditions.

(a)           The obligation hereunder of the Subscriber to acquire and pay for the Purchased Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Subscriber’s sole benefit and may be waived by the Subscriber at any time in its sole discretion.

(i)           The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Company shall have performed all covenants and agreements of the Company contained herein or in any of the other Transaction Documents required to be performed by the Company on or before the Closing Date;

(ii)           The Company shall have delivered to the Escrow Agent a certificate, dated the Closing Date, duly executed by its Chief Executive Officer, to the effect set forth in subparagraph (i) of this Section 12(a);

(iii)           The Transaction Documents have been duly executed and delivered by the Company to the Escrow Agent; and

(iv)           On the Closing Date, the Subscribers shall have received an opinion of Guzov Ofsink, LLC, counsel for the Company, dated the Closing Date, addressed to the Subscribers, in the form attached as Exhibit D.

(v)           On the Closing Date, the Subscribers shall have received an opinion of Global Law Office, the PRC counsel for the Company, dated the Closing Date, addressed to the Subscribers and which shall be reasonably acceptable to Trillion Growth China Fund.

(b)           The obligation hereunder of the Company to issue and sell the Securities to the Purchaser is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(i)           The representations and warranties of the Subscriber in this Agreement and each of the other Transaction Documents to which the Subscriber is a party shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date;

(ii)           The Purchase Price for the Purchased Shares has been delivered to the escrow account maintained by Anslow & Jaclin, LLP (the “Escrow Agent”); and

(iii)           The Transaction Documents to which the Subscriber is a party have been duly executed and delivered by the Subscriber to the Escrow Agent.

13.         Appointment of Subscriber Representative.

(a)           Except for the Subscribers listed on Schedule 13(a), the Subscribers hereby appoint Trillion Growth China General Partner as such Subscriber’s representative (the “Subscriber Representative”) to act on their collective behalf with respect to the Transaction Documents and all amendments thereto, and the Subscriber Representative hereby accepts such appointment.

(b)           The Subscriber hereby authorizes the Subscriber Representative to negotiate and accept on the Subscriber’s behalf such additional terms of the Offering as the Subscriber Representative shall deem at its sole discretion to be in the best interest of the Subscriber. All decisions of the Subscriber Representative with respect to the foregoing shall be binding on the Subscriber absent fraud or willful misconduct.

(c)           The Company hereby agrees to expand to the Subscriber the benefit of the additional terms of the Offering accepted by the Subscriber Representative pursuant to Section 13(b).

14.         Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company, to:
China Infrastructure Construction Corporation
Attn: Rong Yang, CEO
C915 Jia Hao International Business Center
116 Zizhuyuan Road Haidan District, Beijing, China
facsimile: +86 10 5170 9287

With a copy by fax only to (which copy shall not constitute notice):
Guzov Ofsink, LLC
Attn: Darren L. Ofsink
600 Madison Avenue, 14th Floor
New York, NY 10022
facsimile: (212) 688-7273

If to the Subscribers:
To each of the addresses and facsimile numbers listed on the signature pages of this Agreement

With a copy by fax only to (which copy shall not constitute notice):
Anslow & Jaclin LLP
Attn: Joseph M. Lucosky, Esq.
195 Route 9 South, 2nd Floor
Manalapan, NJ 07726
facsimile: (732) 577-1188

(b)           Entire Agreement; Amendment. This Agreement and the other Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Subscribers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement nor any of the Transaction Documents may be waived or amended other than by a written instrument signed by the Company and the holders of at least fifty percent (50%) of the total Purchased Shares then outstanding (the “Majority Holders”), and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Purchased Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Purchased Shares, as the case may be.

(c)           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Subscribers, as applicable, provided, however, that, subject to federal and state securities laws and as otherwise provided in the Transaction Documents, a Subscriber may assign its rights and delegate its duties hereunder in whole or in part (i) to an affiliate without the prior written consent of the Company or the other Subscribers, after notice duly given by such Subscriber to the Company or (ii) in one transaction to a third party acquiring greater than seventy five percent (75%) of the Subscriber’s Purchased Shares in a private transaction with the Company’s prior written consent, which consent shall not be unreasonably withheld, provided, that no such assignment or obligation shall affect the obligations of such Subscriber hereunder and that such assignee agrees in writing to be bound, with respect to the transferred securities, by the provisions hereof that apply to the Subscribers, and further provided that none of such assignees may further assign its rights and delegate its duties under this Agreement to any third party.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary set forth herein, only those Subscribers who own the Purchased Shares shall be entitled to receive any rights and benefits of this Agreement based on their ownership interests at the time when such rights or benefits accrue.  If any Subscriber transfers Purchased Shares hereunder, any and all rights and benefits pursuant to this Agreement shall not be transferred to such transferee. In the event that any Subscriber (or permitted assign) no longer holds Purchased Shares such Subscriber will not be entitled to any of the rights or benefits conferred upon such Subscriber pursuant to this Agreement.

(d)           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(e)           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(f)           Specific Enforcement, Consent to Jurisdiction.  The Company and Subscribers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 14(f) hereof, the Company and the Subscribers hereby irrevocably waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(g)           Damages.   In the event the Subscriber is entitled to receive any liquidated damages pursuant to the Transactions Documents, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.

(h)           Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

(i)           Calendar Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours.  Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City.  Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(j)           Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(k)           Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

[Signature Pages Follow]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Please acknowledge your acceptance of the foregoing Subscription Agreement with China Infrastructure Construction Corporation by signing and returning a copy to the Company whereupon it shall become a binding agreement.

NUMBER OF SHARES   ______________________   x    $3.90_ =   ______________________  (the “Purchase Price”)

Signature	Signature (if purchasing jointly)

Name Typed or Printed	Name Typed or Printed

Entity Name	Entity Name

Address	Address

City, State and Zip Code	City, State and Zip Code

Telephone - Business	Telephone - Business

Telephone – Residence	Telephone – Residence

Facsimile – Business	Facsimile - Business

Facsimile – Residence	Facsimile – Residence

Tax ID # or Social Security #	Tax ID # or Social Security #

Name in which securities should be issued: ____________________________________________

Dated:  October __, 2009

This Subscription Agreement is agreed to and accepted as of October __, 2009.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION

By:
Name:
Title: